                       1615 Poydras Street    New Orleans, LA  70112                         Financial Contact:                                 Media Contact:
                                               David P. Joint                                 William L. Collier
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McMoRan Exploration Co. Updates
Gulf of Mexico Exploration Activities

NEW ORLEANS, LA, December 29, 2009 – McMoRan Exploration Co. (NYSE: MMR) today updated its Gulf of Mexico exploration activities, including updates on in-progress wells at the Davy Jones ultra-deep prospect, the Blueberry Hill offset appraisal well and the Hurricane Deep sidetrack well.

Ultra-deep Exploration Activities

The Davy Jones ultra-deep prospect on South Marsh Island Block 230 has been drilled to 28,112 feet and has a proposed total depth of 29,000 feet.  The objective of the well is to test Eocene (Wilcox), Paleocene and possibly the Cretaceous (Tuscaloosa) sections below the salt weld (i.e. listric fault) on the Shelf of the Gulf of Mexico.  Interim logging operations have indicated the presence of multiple porous sand intervals in the Yegua/Sparta and Wilcox sections of the Eocene as determined by paleo data from the well.

  Wireline logs have indicated several hundred feet of sand, some of which may be hydrocarbon bearing, in the Yegua/Sparta section that will require further evaluation.  Wireline logs have also obtained gamma ray and neutron/density information in an approximate interval from 26,900 feet to 28,000 feet which indicate that the Davy Jones well has encountered multiple Wilcox sands, one of which could be possibly hydrocarbon bearing based on interpretations of the available density/neutron information. Because of current hole conditions McMoRan has been unable to obtain resistivity data through numerous logging attempts below 26,900 feet; resistivity is a critical measurement that indicates whether the prospective sand intervals are hydrocarbon or water bearing.  McMoRan is currently conditioning the hole and plans to drill several hundred additional feet before undertaking further logging to determine the resistivity of the identified sands in the Wilcox section.

The data received to date from ultra-deep drilling on the Shelf at Davy Jones and Blackbeard West (South Timbalier Block 168) confirm our original geologic modeling, which correlates our objective sections on the Shelf in the Miocene and older age sections to those productive sections seen in deepwater discoveries by other industry participants.

McMoRan’s interpretation indicates that the Cretaceous (Tuscaloosa) section productive onshore in the Tuscaloosa trend north of Baton Rouge, LA (i.e. the Port Hudson, Judge Digby, Moore-Sams fields, etc.) could extend to offshore in deep horizons on the Shelf, which would support drilling deeper at Davy Jones and other ultra-deep prospects controlled by McMoRan and its partners.  Future prospective wells include an appraisal well to the southwest of the initial Davy Jones well which would allow McMoRan to test similar sections approximately 1,000 feet shallower than in the initial exploratory well.

McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1 million gross acres including 150,000 gross acres associated with the ultra-deep gas play below the salt weld.  McMoRan is currently utilizing the Rowan Mississippi jack-up rig to drill the Davy Jones ultra-deep well and has an option on Rowan Ralph Coffman, which is the sister rig to the Rowan Mississippi.  These two rigs would allow McMoRan to maintain an active ultra-deep drilling program in 2010.

  McMoRan operates the Davy Jones prospect, which involves a large ultra-deep structure encompassing four OCS lease blocks located in 20 feet of water, and will fund 25.7 percent of the exploratory costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interests owners in Davy Jones include: Plains Exploration & Production Company (NYSE: PXP) (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), and W.A. "Tex" Moncrief, Jr. (8.8%).

Deep Gas Exploration Activities

 The Blueberry Hill offset appraisal well on Louisiana State Lease 340 commenced drilling on November 8, 2009 and is currently drilling below 14,500 feet towards a proposed total depth of 21,850 feet.  The offset appraisal well is located in 10 feet of water approximately 2,000 feet southeast of the sidetrack#2 well, which was drilled to a total depth of 21,942 feet and encountered 45 net feet of pay in October 2009.  McMoRan believes the sands seen to date in the area could thicken in the offset well as they are expected to be structurally high to the sands in the sidetrack #1, by-pass and sidetrack #2 wells drilled earlier in 2009.  The offset well is also expected to test deeper potential in the area.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  PXP holds a 47.9 percent working interest.

The Hurricane Deep sidetrack well on South Marsh Island Block 217 commenced drilling on November 17, 2009 and is currently drilling below 13,400 feet towards a proposed total depth of 21,750 feet.  The Hurricane Deep sidetrack is located on the southern flank of the Flatrock structure.  This up dip test well is targeting the significant Gyro sand encountered in the Hurricane Deep well (No. 226) and deeper potential.  As previously reported, the No. 226 well was drilled to a true vertical depth of 20,712 feet in the first quarter of 2007 and logs indicated an exceptionally thick upper Gyro sand totaling 900 gross feet, the top 40 feet of which was hydrocarbon bearing.  McMoRan believes an up dip well has the potential to contain a thicker hydrocarbon column.  McMoRan owns a 25.0 percent working interest and 17.7 percent net revenue interest in the well.  PXP holds a 30.0 percent working interest.

A conference call with securities analysts about McMoRan’s current exploration activities is scheduled for Wednesday, December 30, 2009 at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the webcast on “www.mcmoran.com”.   A replay of the call will be available through Friday, January 15, 2010.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

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